Exhibit 99.2

THE NIELSEN COMPANY B.V.

Offer to Exchange

€343,000,000 aggregate principal amount of The Nielsen Company B.V.’s 11 1/8% Senior Discount

Notes due 2016, which have been registered under the Securities Act of 1933, for any and all outstanding unregistered 11 1/8% Senior Discount Notes due 2016, pursuant to the prospectus dated

July     , 2007

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., LONDON TIME, ON AUGUST     , 2007, UNLESS EXTENDED BY THE COMPANY.

July     , 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are offering, upon the terms and subject to the conditions set forth in the prospectus dated July     , 2007 (the “Prospectus”), relating to the offer (the “Exchange Offer”) of The Nielsen Company B.V. (the “Company”) to exchange its €343,000,000 aggregate principal amount 11 1/8% Senior Discount Notes due 2016, for any and all outstanding unregistered 11 1/8% Senior Discount Notes due 2016 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended, for any and all outstanding unregistered 11 1/8% Senior Discount Notes due 2016 (the “Old Notes”), issued on August 9, 2006. The Exchange Offer is being made in order to satisfy certain of our obligations contained in the Registration Rights Agreement dated as of August 9, 2006 among us and the Initial Purchasers named therein (the “Registration Rights Agreement”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the Registration Rights Agreement described in the Prospectus. Old Notes may be tendered in a principal amount of €2,000 and integral multiples of €1,000.

The Exchange Offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the Prospectus.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	the Prospectus, dated July , 2007;

2.	a form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

Your prompt action is requested. Please note the Exchange Offer will expire at 5:00 P.M., London time, on August     , 2007, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Old Notes registered in your name or in the name of your nominee as quickly as possible. The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the related expiration times.

In all cases, exchanges of Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent (as defined in the Prospectus) of (a) a book-entry confirmation (as defined in the Prospectus), as the case may be and (b) any other required documents.

Holders who wish to tender their Old Notes and who cannot deliver an agent’s message and any other documents required by the Prospectus to the exchange agent prior to 5:00 P.M., London time, on August     , 2007 (unless extended) must tender their Old Notes according to the procedures set forth under the caption “The Exchange Offers—Procedures for Tendering Old Notes” in the Prospectus.

We are not making the Exchange Offer to, nor will we accept tenders from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Exchange Offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to us, except as otherwise provided in the Prospectus.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus may be directed to the exchange agent at its numbers and address set forth in the prospectus.

Very truly yours,

THE NIELSEN COMPANY B.V.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates or of the Exchange Agent, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with the Exchange Offer other than the enclosed documents and the statements contained therein.

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